PEREGRINE SEMICONDUCTOR CORPORATION
9380 CARROLL PARK DRIVE SAN DIEGO, CA 92121

December 1, 2012

Carl Burrow

Dear Carl:
Peregrine Semiconductor Corporation (the "Company") is pleased to offer you employment on the following terms, beginning on or about January 16, 2013 (the actual date of your commencement of employment, the “Start Date"). This offer is contingent upon completion of a satisfactory background reference check.

l. Position. Your title and position with the Company will be Vice President of Sales, and you will report to the Company's Chief Executive Officer. This is a full-time position and your place of employment will be our headquarters in San Diego. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement (the "Agreement"), you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.     Cash Compensation. Beginning on the Start Date, your annual base salary will be $240,000 per year, payable in accordance with the Company's standard payroll schedule. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time. In addition you will be eligible to be considered for a cash-incentive bonus for each fiscal year of the Company (the "Bonus"). The Bonus (if any) will be awarded based on objective or subjective criteria established and approved by the Compensation Committee of the Board. Of your Bonus, 75% will be based upon the achievement of sales-driven targets, and the remaining 25% will be based on corporate-level targets. Your target Bonus will be equal to 75% of your annual base salary and your maximum Bonus will be equal to 155% of your annual base salary, in each case measured as of the last day of each fiscal year. Any Bonus amount will generally be paid quarterly with respect to the portion that relates to sales-driven targets and, with respect to the portion that relates to corporate level targets, annually when annual bonus payments are made to other Company executives. Each such payment will be paid within 2Y2 months after the close of the year in which the applicable performance period ends, but only if you are still employed by the Company at the time of payment. The determinations of the Compensation Committee with respect to your Bonus will be final and binding.

3. Stock Options. Promptly after the Start Date and subject to approval by the Compensation Committee of the Board, you will be granted an option to purchase 160,000 shares of the Company's Common Stock (the "Option"). The exercise price per share of the Option will be

Carl Burrow
December 1, 2012

equal to the closing price per share of the Company's Common Stock as reported on the Nasdaq Global Market on the date of grant. The Option will be subject to the terms and conditions applicable to options granted under the Company's 2012 Equity Incentive Plan (the "Plan"), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the option shares upon your completion of twelve (12) continuous months after the Start Date, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

4. Additional Benefits. As a regular employee of the Company, you will be eligible to participate in the Company's standard employee benefits programs, as such are in effect from time to time. In addition, you will be entitled to paid vacation in accordance with the Company's vacation policy, as in effect from time to time. You will initially be entitled to four weeks of paid vacation per year.

5. Payments Upon Termination. If your employment with the Company terminates other than as set forth in Section 6 below, then (a) all vesting will cease immediately with respect to your then-outstanding Equity awards and (b) the only amounts payable to you by the Company will be (i) any unpaid base salary due for periods prior to the date of termination of your employment and (ii) any accrued but unused vacation through such termination date. Such payments, if any, will be made promptly upon termination and within the period of time mandated by law.

6.     Severance Benefits.

(a) General. If you are subject to an Involuntary Termination under certain circumstances described below, then you will be entitled to the benefits described in this Section 6. However, you will not be entitled to any of the benefits described in this Section 6 unless you have (i) returned all Company property in your possession, (ii) resigned as a member of any boards of any Company subsidiary, to the extent applicable, and (iii) executed a general release of all claims that you may have against the Company or persons affiliated with the Company, substantially in the form attached hereto as Exhibit A (the "Release"). You must execute and return the Release on or before the date specified by the Company in the Release (the "Release Deadline"). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the Release on or before the Release Deadline, or if you revoke the Release, then you will not be entitled to the benefits described in this Section 6.

Notwithstanding the foregoing, the Company may immediately discontinue all benefits or revoke any vesting acceleration described in this Section 6 (in addition to pursuing all other legal and equitable remedies) if you fail to comply with any provision of the Confidential Information, Invention Assignment, Disclosure and Non-Solicitation Agreement between you and the Company (the "Confidentiality Agreement"), a copy of which is attached hereto as Exhibit B, the terms of Section 8 below or any other agreement with the Company that by its terms continues in force following your Separation.

(b)     Benefits. Subject to the requirements set forth in Section 6(a) above:

(i)     Salary Continuation.

Carl Burrow
December 1, 2012

A.     Not in Connection with a Change in Control. If you experience a Termination without Cause more than 90 days after your Start Date and provided you are not entitled to salary continuation benefits under the next following paragraph (B), then you will be entitled to salary continuation as set forth in this paragraph. In connection with such Termination without Cause, the Company will continue to pay your base salary for a period that after that initial 90-day period equals one month and following the second anniversary of your Start Date equals six months, with the number of months of salary continuation increasing from one month to six months between the 90th day and the second anniversary on a straight-line basis rounded down to the nearest whole month.

B.     In Connection with a Change in Control. If you experience an Involuntary Termination on or within 12 months after the effective date of a Change in Control and provided you have not previously become entitled to salary continuation benefits under the preceding paragraph (A), then the Company or its successor will continue to pay your base salary for a period a period of six months beginning on the day after your Separation.

C.     Payment Mechanics. To the extent you become entitled to salary continuation benefits under Section 6(b)(i)(A) or (B) above, your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company's standard payroll procedures. Subject to the Company's having first received an effective Release pursuant to Section 6(a) above, the salary continuation payments will commence or be made, as applicable, within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

(ii) Equity Acceleration Following Change in Control. If and only if your Involuntary Termination occurs on or within 12 months after the effective date of a Change in Control, then 100% of the unvested portion of your then-outstanding Equity awards will immediately vest and, to the extent applicable, become exercisable or settle; provided, however, that in the event acceleration of the settlement or distribution date of an award would result in additional taxes and penalties under Code Section 409A, then the vesting of such award shall accelerate but settlement or distribution of award shares (or cash, if applicable) shall occur on the date(s) specified in the agreement governing the award.

7.     Limitation on Payments.

(a) Scope of Limitation. This Section 7 will apply only if the accounting firm serving as the Company's independent public accountants immediately prior to a Change in Control (the "Accounting Firm") determines that the after-tax value of all Payments (as defined below) to you under Section 6 of this Agreement, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to you (including the excise tax under Code Section 4999), will be greater after the application of this Section 7 than it was before the application of this Section 7. If this Section 7 applies, it will supersede any contrary provision of this Agreement. For purposes of this Section 7, the term "Company" will

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December 1, 201 2
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also include affiliated corporations to the extent determined by the Accounting Firm in accordance with Code Section 280G(d)(5).

(b) Basic Rule. In the event that the Accounting Firm determines that any payment or transfer by the Company to or for your benefit (a "Payment") would be nondeductible by the Company for federal income tax purposes because of the provisions concerning "excess parachute payments" in Code Section 2800 and pursuant to the regulations thereunder, then provided that Subsection (a) results in applicable of this Section 7, the aggregate present value of all Payments will be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 7, the "Reduced Amount" will be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Code Section 280G.

(c) Reduction of Payments. If the Accounting Firm determines that any Payment would be nondeductible by the Company because of Code Section 280G, and if none of the Payments is subject to Code Section 409A, then the reduction will occur in the manner you elect in writing prior to the date of payment; provided, however, that if the manner elected by you pursuant to this sentence could in the opinion of the Company result in any of the Payments becoming subject to Code Section 409A, then the following sentence will instead apply. If any Payment is subject to Code Section 409A, or if you fail to elect an order under the preceding sentence, then the reduction will occur in the following order: (i) cancellation of acceleration of vesting of any Equity awards for which the exercise price (if any) exceeds the then-fair market value of the underlying Equity; (ii) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made (that is, later payments will be reduced before earlier payments)); and (iii) cancellation of acceleration of vesting of Equity awards not covered under (i) above; provided, however, that in the event that acceleration of vesting of Equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of such Equity awards (that is, later Equity awards will be canceled before earlier Equity awards).

(d) Fees of Accounting Firm and Required Data. The Company will pay all fees, expenses and other costs associated with retaining the Accounting Firm for the purposes described in this Section 7. You and the Company will provide to the Accounting Firm all data in the Company's possession or under its control that the Accounting Firm reasonably requires for the purposes described in this Section 7.

8.    Further Obligations to the Company.

(a) General. You acknowledge your obligations under, and agree to comply with, all applicable laws and all Company policies in effect at all times and from time to time during your employment with the Company. You further acknowledge and agree that such applicable laws or policies may relate to the general terms of your employment with the Company or to a specific component of your compensation. By way of example, such applicable laws or policies may include any Company recoupment or clawback policy, insider trading policy or code(s) of conduct or other policies adopted under, pursuant to or in light of, or

Carl Burrow
December 1, 2012

requirements imposed by, the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(b) Confidential Information. You agree to execute such additional documents as may be necessary to protect the Company's confidential and proprietary information, which such documents will supplement the Confidentiality Agreement (which such agreement will continue in full force and effect).

(c) Nonsolicitation. You acknowledge and agree that beginning on the Start Date and continuing until the first anniversary of your Separation, you will not directly or indirectly, personally or through others, solicit or attempt to solicit (on your own behalf or on behalf of any other person or entity) either (A) the employment of any employee or consultant of the Company or any of the Company's affiliates or (B) the business of any customer of the Company or any of the Company's affiliates.

9. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company remains "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

l 0.     Tax Matters.

(a) General. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.

(b)     Section 409A. For purposes of Code Section 409A, each payment under
Section 6(b) is hereby designated as a separate payment for purposes of Treasury Regulation
1.409A-2(b)(2). If the Company determines that you are a "specified employee" under Code Section 409A(a)(2)(B)(i) at the time of your Separation, then (i) any payments under this Agreement, to the extent that they are not exempt from Code Section 409A (including by operation of the next following sentence) and otherwise subject to the taxes imposed under Code Section 409A(a)(l ) (a "Deferred Payment"), will commence on the first business day following (A) the expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when such payments commence. Notwithstanding the foregoing, any amount paid under this Agreement that either (1) satisfies the requirements of the "short-term deferral" rule set forth in Treasury Regulation 1.409A-l (b)(4) or (2) (A) qualifies as a payment made as a

Carl Burrow
December 1, 2012

result of an involuntary separation from service pursuant to Treasury Regulation 1.409A l(b)(9)(iii) and (B) does not exceed the Section 409A Limit will not constitute a Deferred Payment. The provisions of this Agreement are intended to comply with, or be exempt from, the requirements of Code Section 409A so that none of the payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions as are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Code Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as result of Code Section 409A.

11.         Interpretation, Amendment and Enforcement. Upon the Start Date, this Agreement, the Confidentiality Agreement and the Arbitration Agreement (attached hereto as Exhibit B) will constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company.     This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the "Disputes") will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute. By signing this Agreement, you acknowledge and agree that you will no longer be eligible for any benefits or payments provided for in any such prior agreement, except as otherwise expressly provided in this Agreement.

12.     Successors and Assignment.

(a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term ''Company" shall include any such successor to the Company, or to the Company’s business and/or assets, that executes and delivers the assumption agreement described in this Section 12(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee's Successors. The terms of this Agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. All of your obligations under this Agreement are personal to you and may not be transferred or assigned by you at any time.

Carl Burrow
December 1, 2012

13. Definitions. The following terms have the meaning set forth below wherever they are used in this Agreement:

"Board" means the Company's Board of Directors.

"Cause" means the occurrence of any one or more of the following: (a) your conviction by, or entry of a plea of "guilty" or "nolo contendere" in, a court of competent jurisdiction for any crime which constitutes a felony in the jurisdiction involved(b) your misappropriation of funds or commission of an act of fraud, whether prior or subsequent to the date hereof, upon the Company; (c) your material negligence in the scope of your services to the Company; (d) your breach of a material provision of any agreement with the Company; (e) your material failure to perform your duties to the Company; or (f) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

"Change in Control" means (a) any "person" (as such term is used in Sections
13(d) and 14(d) of the Exchange Act) becoming the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company's then-outstanding voting securities; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets; (c) the consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (d) a change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either (i) had been directors of the Company on the date 12 months prior to the date of such change in the composition of the Board (the "Original Directors") or (ii) were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this Sub clause (d)(ii).

A transaction will not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction. In addition, if a Change in Control constitutes a payment event with respect to any Equity award which provides for a deferral of compensation and is subject to Code Section 409A, then notwithstanding anything to the contrary in this Agreement, the transaction with respect to such Equity award must also constitute a "change in control event" as defined in Treasury Regulation 1.409A-3(i)(5) to the extent required by Code Section
409A.

"Code" means the Internal Revenue Code of 1986, as amended.

Carl Burrow
December 1, 2012

"Equity" means (a) all shares of Stock; (b) all options and other rights to purchase shares of Stock; (c) all stock units, performance units or phantom shares whose value is measured by the value of shares of Stock; and (d) all stock appreciation rights whose value is measured by increases in the value of shares of Stock.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Involuntary Termination" means either (a) your Termination Without Cause
(other than due to your death or Permanent Disability) or (b) your Resignation for Good Reason.

"Permanent Disability'' means your total and permanent disability as defined in
Code Section 22(e)(3).

"Resignation for Good Reason" means a Separation as a result of your resignation within 12 months after one of the following conditions has come into existence without your express written consent:

(a) A material reduction of your duties, authority and responsibilities, relative to your duties, authority and responsibilities as in effect immediately prior to such reduction, or the assignment to you of such reduced duties, authority and responsibilities;

(b) A reduction of at least 10% in your base salary or target Bonus in effect immediately prior to such reduction; provided however that it shall not be grounds for a Resignation for Good Reason if, prior to a Change in Control, the reduction to your base salary or target Bonus is part of an expense reduction program implemented by the Company which (i) applies proportionately to all Company officers, (ii) does not result in a reduction of more than 20% of your base salary or target Bonus, as applicable, and (iii) does not remain in place for more than 24 months. For the avoidance of doubt, and as an example only, if your target Bonus is 60% of your base salary before a reduction, a 10% reduction would mean a new target Bonus of 54% of your base salary;

(c) A relocation to a facility or a location more than thirty-five miles from your then-present location that materially increases your one-way commute; or

(d) The Company's material breach of this Agreement, including its failure to obtain the assumption of this Agreement by any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

Carl Burrow
December 1, 2012

"Section 409A Limit" means the lesser of two times: (i) your annualized compensation based upon the annual rate of pay paid to you during the taxable year preceding your taxable year in which your termination of employment occurs, as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-l(b)(9)(iii)(A)(l) and any guidance issued with respect thereto or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 40l(a)(17) for the year in which your employment is terminated.

"Separation" means a "separation from service," as defined in the regulations under Code Section 409A.

"Stock" means the Common Stock of the Company.

"Termination Without Cause" means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-l(n)(l).

* * * * *

Carl Burrow
December 1, 2012

You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this Agreement and returning it to me. This offer, if not accepted will expire the close of business on December 21, 2012. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Very truly yours,

PEREGRINE SEMICONDUCTOR CORPORATION

By: /s/ Jay Biskupski
Title: CFO

I have read and accept this employment offer:

/s/ Carl Burrow
Signature of Carl Burrow

Dated: December 21st, 2012

Attachment

Exhibit A:     Release

Exhibit B:     Confidentiality Agreement

Exhibit C:     Arbitration Agreement

CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, DISCLOSURE, AND NON-SOLICITATION AGREEMENT
As a condition of my employment with Peregrine Semiconductor Corporation, its subsidiaries, affiliates, successors or assigns (together "Peregrine"), and in consideration of my employment with Peregrine and my receipt of the compensation now and hereafter paid to me by Peregrine, I agree to the following:

1.    Confidential Information.

a.    Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of Peregrine, nor to disclose to any person, firm or corporation, without Peregrine’s written authorization or under a properly executed non-disclosure agreement, any Confidential Information of Peregrine. I understand that "Confidential Information" means any Peregrine proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of Peregrine on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by Peregrine either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine.

b.    Former Employer Information. I agree that I will not, during my employment with Peregrine, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity, and that I will not bring onto the premises of Peregrine any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. I agree that I will indemnify, defend, and hold harmless Peregrine and its officers, directors, shareholders, partners, employees, agents, and representatives against all liability, claims, costs, damages, and expenses including attorney’s fees incurred by them arising or growing out of any claim of misappropriation of trade secrets or interference with contractual relations made against me by others because of acts made by me while employed by Peregrine.

Initials: /s/CNB

c.    Third Party Information. I recognize that Peregrine has received, and in the future will receive from third parties their confidential or proprietary information subject to a duty on Peregrine’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for Peregrine consistent with Peregrine's agreement with such third party.

2.    Inventions.

a.    Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with Peregrine (collectively referred to as "Prior Inventions"), which belong to me, which relate to Peregrine's proposed business, products or research and development, and which are not assigned to Peregrine hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with Peregrine, I incorporate into a Peregrine product, process or machine a Prior Invention owned by me or in which I have an interest, Peregrine is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

b.    Assignment of Inventions. I agree that I will promptly make full written disclosure to Peregrine, will hold in trust for the sole right and benefit of Peregrine, and hereby assign to Peregrine, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am employed with Peregrine (collectively referred to as "Inventions"), except as provided in Section (f) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with Peregrine and which are protectible by copyright are "works made for hire," as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within Peregrine's sole discretion and for Peregrine's sole benefit and that no royalty will be due to me as a result of Peregrine's efforts to commercialize or market any such invention.

c.    Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required by a contract between Peregrine and the United States or any of its agencies.

d.    Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with Peregrine. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Peregrine. The records will be available to and remain the sole property of Peregrine at all times. I agree to promptly return all records in my possession upon termination of my employment or when requested by the Peregrine.

e.    Patent and Copyright Registrations. I agree to cooperate and assist Peregrine, or its designee, at Peregrine's expense, in every proper way to secure Peregrine's rights in the Inventions and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to Peregrine of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Peregrine shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Peregrine, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If Peregrine is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to Peregrine as above, then I hereby irrevocably designate and appoint Peregrine and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

f.    Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to Peregrine do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise Peregrine promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.

3.    Conflicts of Interest. I agree that, during the term of my employment with Peregrine, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Peregrine is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflicts with my obligations to Peregrine. I further agree to diligently adhere to the Conflict of Interest Guidelines set forth in Peregrine’s Personnel Policies Guide which I have received.

4.    Documents. I agree that, at the time of leaving the employ of Peregrine, I will deliver to Peregrine (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, diagrams, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with Peregrine or otherwise belonging to Peregrine, its successors or assigns, including, without limitation, those records maintained pursuant to Paragraph 2(d) above.

5.    Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with Peregrine for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of Peregrine's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of Peregrine, either for myself or for any other person or entity.

6.    Notification of New Employer. Following termination of my employment with Peregrine, either by me or Peregrine, I hereby grant consent for Peregrine to notify my new employer about my rights and obligations under this Agreement.

7.    Compensation for Services; Disclosure of Investments. I will disclose to Peregrine any material compensation received by me for services not rendered to or on behalf of Peregrine, including equity or equity-type payments, and consulting or advisory fees. I will also disclose to Peregrine any material investments made by me in any competitor or potential competitor of Peregrine excluding investments in publicly traded companies.

8.    Injunctive Relief. I agree that it would be impossible or inadequate to measure and calculate Peregrine’s damages from my breach of the terms set forth above in Paragraphs 1, 2, 3, 4, and 5, and that time may be of the essence for Peregrine to seek relief. Accordingly, I agree that if I breach my obligations proscribed in Paragraphs 1, 2, 3, 4, and 5, Peregrine will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach of this Agreement.

9.    Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by Peregrine. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

10.    At Will. I understand that nothing in this Agreement alters the nature of my at will employment with Peregrine, and either I or Peregrine may terminate my employment at any time, for any reason or for no reason, with or without notice.

11.    Successors and Assigns. I understand that this Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of Peregrine, its successors, and its assigns.

12.    Severability. I agree that if one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

I HAVE READ AND UNDERSTAND THIS AGREEMENT AND HEREBY VOLUNTARILY AGREE TO ITS TERMS.

Date: 1/7/13             Carl N. Burrow                                             Employee Name (printed)

/s/ Carl N. Burrow
Employee Signature

Exhibit A

LIST OF PRIOR INVENTIONSAND ORIGINAL WORKS OF AUTHORSHIP
(To Be Completed and Returned By Employee)

Title        Date                Identifying Number or Brief Description

X No inventions or improvements

Additional Sheets Attached

1/7/13 /s/ Carl N. Burrow
Date                            Employee Signature

Exhibit B

CALIFORNIA LABOR CODE SECTION 2870INVENTION ON OWN TIME - EXEMPTION FROM AGREEMENT

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Arbitration Agreement

Peregrine Semiconductor Corporation (“Peregrine”) and I each agree to submit to binding arbitration any and all disputes that we could otherwise pursue in court that arise from or relate to my employment, or the termination of my employment, with Peregrine. This includes, without limitation, any claim against Peregrine, its successors and assigns, or any of its employees or agents based on any state or federal statute (including claims for employment discrimination, retaliation or harassment, or based on the California Labor Code), as well as any common law claim (including claims for breach of contract or breach of the implied covenant of good faith and fair dealing, wrongful discharge, defamation, misrepresentation, fraud, and infliction of emotional distress), but excludes any claims for workers’ compensation, unemployment benefits, wage claims brought before an administrative agency, or any other claim that cannot legally be subject to a pre-dispute arbitration agreement under applicable law..

The arbitration shall be conducted by a single neutral arbitrator in accordance with the then-current American Arbitration Association (“AAA”) National Rules for the Resolution of Employment Disputes, which can be viewed at http://www.adr.org/sp.asp?id=32904. The arbitration shall take place in the San Diego County. Peregrine will pay the arbitrator’s fee, and will bear all other administrative charges by the AAA beyond those the employee would have otherwise had to pay if he or she filed a lawsuit in court. .

All parties shall be entitled to engage in reasonable pre-hearing discovery to obtain information to prosecute or defend the asserted claims. Any disputes between the parties regarding the nature or scope of discovery shall be decided by the arbitrator. The arbitrator shall hear and issue a written ruling upon any dispositive motions brought by either party, including but not limited to, demurrers, motions for summary judgment, motions for summary adjudication, or motions for terminating sanctions.

After the hearing, the arbitrator shall issue a written decision setting forth the award, if any, and explaining the basis therefore. The arbitrator shall have the power to award any type of relief that would be available in a court of competent jurisdiction. In addition, the arbitrator may order any party that presented any claim or defense without substantial justification to pay the other party’s attorneys’ fees and costs. The arbitrator’s award shall be final and binding upon the parties and may be entered as a judgment in any court of competent jurisdiction.

Notwithstanding the terms of this Agreement, nothing in this Agreement shall require either Peregrine or me to arbitrate any claim for injunctive relief arising from any alleged misappropriation of confidential information or trade secrets, or the alleged violation of any non-solicitation or non-competition obligation, if time is of the essence and damages would be an inadequate remedy.

We intend that this Agreement be limited to those claims that may legally be subject to a pre-dispute arbitration agreement under applicable law. A court construing this Agreement may therefore modify or interpret it to render it enforceable.

This is the entire agreement between us regarding the resolution of any disputes that might arise between us. Any other agreements on this subject are hereby waived and of no effect. Any modification to this Agreement must be in writing and signed by both of us.

We both understand and agree that we are entering into this Agreement voluntarily, and that this Agreement provides for the waiver of our respective rights to a trial by jury on the claims covered by this Agreement.

I HAVE READ, UNDERSTAND, AND AGREE TO THE FOREGOING.

Dated: 1/7/13             Carl N. Burrow___________________
Employee Name

/s/ Carl N. Burrow ________________
Employee Signature

Dated: ____________________         /s/ Jay Biskupski__________________
Peregrine Semiconductor Corporation